Ex-99.14(a)

                        [PRICE WATERHOUSE LLP LETTERHEAD]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Combined Prospectus/Proxy Statement constituting part of this registration statement on Form N-14 (the "Registration Statement") of our reports dated May 17, 1996, relating to the financial statements and financial highlights of Nations Strategic Fixed Income Fund, Nations Disciplined Equity Fund, Nations Value Fund, Nations Intermediate Municipal Bond Fund, Nations Short-Intermediate Government Fund, Nations Tax Exempt Fund and Nations Municipal Income Fund, each a portfolio constituting part of Nations Fund Trust, which are also incorporated by reference in the Registration Statement. We also consent to us under the heading "Financial Statements" in such Registration Statement.


PRICE WATERHOUSE LLP
Boston, Massachusetts
February 18, 1997


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